Exhibit 3.1

                           Chapman and Cutler
                         111 West Monroe Street
                           Chicago, IL  60603

                            February 28, 1996


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181

     Re:   Van Kampen American Capital Insured Income Trust,
                               Series 53

Gentlemen:

     We   have   served  as  counsel  for  Van  Kampen  American  Capital
Distributors, Inc. as Sponsor and Depositor of Van Kampen American Capital Insured Income Trust, Series 53 (the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated February 28, 1996, between Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited the Bonds listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing Units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

           1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

           2. The certificates evidencing the Units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-01167) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Respectfully submitted,



                                    Chapman and Cutler

MJK/ch